Exhibit 23



                Independent Auditors' Consent





The Board of Directors
CCB Financial Corporation

We consent to incorporation by reference in the Registration Statements
(No. 33-51657 and No. 333-20457) on Form S-8 of CCB Financial Corporation of our report dated June 9, 1998, relating to the statements of net assets available for plan benefits of the CCB Financial Corporation Retirement Savings Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1997 annual report on Form 11-K of the CCB Financial Corporation Retirement Savings Plan.

                                /s/  KPMG Peat Marwick LLP

Raleigh, North Carolina
June 26, 1998


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